Press Release For Immediate Release Contact: Larry Thede NYSE Trading Symbol: UDR	Email: ir@udr.com Phone: 720.283.2450	Web:	www.udr.com

UDR ANNOUNCES SPECIAL DIVIDEND

DENVER, CO (Nov. 12, 2008) UDR, Inc. (NYSE: UDR) announced today that its Board of Directors has declared a special dividend of $132 million payable to holders of its Common Stock. The dividend is payable on January 29, 2009, to stockholders of record on December 9, 2008, and UDR’s Common Stock will begin trading “ex-dividend” on December 5, 2008.

The special dividend will be combined with the regular dividend for the quarter ended December 31, 2008 resulting in an aggregate dividend payment of approximately $176 million. A portion of the aggregate dividend in the amount of $0.33 per share, or approximately $44 million, represents payment of the regular dividend for the quarter ended December 31, 2008, and a portion represents an additional dividend payment in the amount of $0.97 per share (based on the number of shares outstanding as of November 1, 2008), $132 million in the aggregate, associated with actual taxable gains and projected taxable income arising from property dispositions in 2008.

The special dividend will be payable in cash, shares of common stock or in any combination of cash and shares of Common Stock. Subject to UDR’s right to pay the entire dividend in cash, stockholders will have the option to make an election to receive payment in cash or in shares, however, the aggregate amount of cash payable to stockholders, other than cash payable in lieu of fractional shares, will not be less than $44 million. For stockholders who do not make an election, UDR reserves the right to pay the dividend in the form of cash, shares of Common Stock or any combination of cash and shares of Common Stock, in its sole discretion. As noted above, UDR reserves the right, in its sole discretion, to pay the entire dividend in cash.

UDR expects the special dividend to be a taxable dividend to its stockholders, without regard to whether a particular stockholder receives the dividend in the form of cash or shares, to allow UDR to satisfy its REIT distribution requirement while preserving cash for other corporate purposes.

The number of shares issued in the special dividend will be calculated based on the average of the volume weighted trading price per share of UDR’s Common Stock on the New York Stock Exchange on January 21 and 22, 2009.

A prospectus and election form will be filed with the Securities and Exchange Commission and will be mailed to stockholders of record promptly after December 9, 2008. The prospectus will describe in more detail the terms of the special dividend, including the ability of stockholders to elect to receive the special dividend in the form of cash or shares of UDR’s Common Stock. The cash or stock election must be exercised prior to 5:00 p.m. (EST) on January 20, 2009. UDR reserves the right, in its sole discretion, to cancel the stock election and pay the entire special dividend in cash.

Registered stockholders with questions regarding the special dividend may call Wells Fargo Bank, N.A., UDR’s transfer agent, at 651-450-4064 or 1-800-468-9716. If your shares are held through a bank, broker or nominee, and you have questions regarding the special dividend, please contact such bank, broker or nominee, who will also be responsible for communicating to you the election information and submitting the election form on your behalf.

About UDR, Inc.
UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust (REIT) with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of September 30, 2008, UDR owned 44,223 apartment homes and had 2,047 homes under development and another 684 homes under contract for development in its pre-sale program. For over 35 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.

This press release does not constitute an offer of any securities for sale. Statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the Company’s use of words such as, “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” and similar expressions that do not relate to historical matters. Such forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of competition and competitive pricing, acquisitions or new developments not achieving anticipated results, delays in completing developments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multi-family housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the Vitruvian Park project, including expectations that the Company will be able to secure one of more institutional investor-partners, expectations that automation will help grow net operating income, expectations on post-renovated stabilized annual operating income, exceptions on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof. The Company assumes no obligation to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.